Exhibit 99.7
PRESS RELEASE

     For More Information Call:

     Michael A. Feder, Acting President               For Release August 3, 1995

                INTERNATIONAL RESEARCH AND DEVELOPMENT CORPORATION

       International Research and Development Corporation ("IRDC") announced today that its wholly owned subsidiary, Carme, Inc., has entered into an agreement for the sale of substantially all of its assets to Carme International, Inc., an affiliate of Senetek, PLC. Carme, Inc. is engaged in the manufacture and sale of specialty skin care products. Cash proceeds of the sale, approximately $4.6 million (subject to certain closing adjustments), will be directed to the Company's principal lender to pay down indebtedness. In order to consummate the foregoing sale, Carme, Inc. has sought protection under Chapter 11 of the United States Bankruptcy Code by filing a voluntary petition with the United States Bankruptcy Court for the District of Delaware.

       IRDC has indicated that defaults continue under its loan agreements and its lender could demand repayment of all indebtedness and certain related expenses at any time. Should this demand occur, IRDC would be unable to make such payments and the Company has received no assurances that the lender will not pursue its available remedies.

       IRDC remains uncertain as to the timing of its Annual Meeting of Stockholders.

       IRDC has completed its financial statements for 1994 and has restated certain interim and 1993 year end financial statements to reflect the previously announced accounting irregularities at Carme, Inc. The results for calendar 1994 and 1993 are as follows:

                                              Year Ended December 31
                                                1994           1993

    Operating revenues from continuing
    operations                              21,355,000      27,865,000

    Income (loss) from continuing
    operations, before income taxes         (4,290,000)      1,851,000

    Net income (loss) from continuing
    operations                              (2,830,000)      1,190,000

    Discontinued operations:

     Loss from operations, net of tax
     credit of $984,000 in 1994 and
     $731,000 in 1993                       (2,486,000)     (1,119,000)

     Impairment in value of assets, net of
     tax credit of $3,217,000              (11,133,000)

              Total net loss from
              discontinued operations      (13,619,000)     (1,119,000)

    Net income (loss)                      (16,449,000)         71,000

    Income (loss) per share:
     From continuing operations                  (0.50)           0.21
     From discontinued operations                (2.43)          (0.20)
                Net income (loss) per share      (2.93)           0.01


       The loss from discontinued operations reflects the operating losses of both Carme, Inc. and IRAD Corporation and the asset impairment loss of Carme, Inc. The total 1994 loss from discontinued operations differs from the amount previously estimated as the asset impairment loss reflects the recently negotiated sale of the Carme subsidiary assets.

       The results of operations for the three months ended March 31, 1995, and 1994 (as restated) are as follows:

                                             Three Months Ended March 31
                                              1995             1994

    Operating revenues from continuing
    operations                              4,277,000        6,799,000

    Income (loss) from continuing
    operations, before income taxes        (1,420,000)         422,000

    Net income (loss) from continuing
    operations                             (1,420,000)         276,000


    Loss from discontinued operations,
    net of tax credit of $43,000 in 1993     (681,000)         (76,000)

    Net income (loss)                      (2,101,000)         200,000

    Income (loss) per share:
     From continuing operations                 (0.25)            0.05
     From discontinued operations               (0.12)           (0.01)
             Net income (loss) per share        (0.37)            0.04


       The primary business of International Research and Development Corporation is the safety evaluation of pharmaceutical and veterinary drugs, agricultural products and chemicals. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.